SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  January 18, 2001 (January 17,
2001)

                       Digital Courier Technologies, Inc.
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               (Exact Name of Registrant as Specified in Charter)


Delaware                             0-20771                    87-0461856
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(State or Other                    (Commission                 (IRS Employer
Jurisdiction of Incorporation)      File Number)             Identification No.)


348 East 6400 South, Salt Lake City, Utah                          84107
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(Address of Principal Executive Offices)                         (Zip Code)

Registrant's telephone number, including area code: (801) 266-5390



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(Former Name or Former Address, if Changed Since Last Report)

Item 9.  Regulation FD Disclosure

         The Company sent letters substantially in the form attached hereto as Exhibit A to two broker/dealers in response to a request for information that these broker/dealers received from NASD Regulation pursuant to their applications to act as marker makers in the Company's securities.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      DIGITAL COURIER TECHNOLOGIES,  INC.


Dated: January 18, 2001               By:/s/ Kenneth M. Woolley
                                         ----------------------
                                             Kenneth M. Woolley
                                             Chairman of the Board


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EXHIBIT A

January 17, 2001


         Re:  Digital Courier Technologies Inc. Common Stock

Dear ___________:

I am writing to you in response to our recent discussions and your request of Digital Courier Technologies Inc. (the "Company") for information relating to recent activities involving the Company. Set forth below is information on the Company's delisting, some background on the DataBank acquisition, and a description of the Company's experience with the SEC.

I hope that this information is helpful to you. Please feel free to send this letter to the NASD, or to use any of the information below in responding to the NASD.

                                      * * *

         1.       A description of the issues and circumstances  surrounding the
                  --------------------------------------------------------------
                  issuers' de-listing from Nasdaq.
                  --------------------------------

The Company's 2000 fiscal year ended June 30, 2000, which meant that its annual report on Form 10-K was due to be filed September 28, 2000. As that date approached, a number of factors, the most important of which arose out of the Company's acquisition of DataBank International, Ltd. ("DataBank"), discussed at length below, made it clear that the Company would not be able to complete the audit of its financial statements in time to file the report when due. In August 2000, the Company's auditors, ArthurAndersen LLP ("Andersen") indicated that it might not be able to sign off on its audit in time for the Company to meet its periodic filing requirements, and that - therefore - the Company might be late in filing its annual report on Form 10-K. Andersen cited a number of reasons for the possible delay, including (i) the heightened level of scrutiny Andersen felt an internal investigation warranted, (ii) the turnover in key personnel, and
(iii) the impact on audit procedures effected by the Company's October 1999 reorientation of its business. The Company filed a report under Rule 12b-25, providing the Company with an automatic extension of the due date to October 13.

On October 10, 2000, when it became apparent that the Company would not meet the deferred deadline, I telephoned Nasdaq and informed the Nasdaq staff that the Company would not be able to meet the October 13 deadline. On October 11, 2000, Nasdaq suspended all trading in the Company's securities. The "Staff Determination" from Nasdaq indicated that trading was suspended because of the failure to timely file the annual report on Form 10-K. Citing the late filing and "public interest concerns," the Nasdaq staff also instituted a de-listing of the Company's securities from Nasdaq, which the Company promptly sought to appeal.


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


On November 9, 2000, representatives of the Company appeared before a Nasdaq Listing Qualifications Panel and argued that a de-listing of the Company's securities was not warranted on either technical or public interest grounds. On December 7, 2000, the Company filed its Annual Report on Form 10-K, and by
December 9, 2000 had restored its compliance in full with all SEC filing requirements.

Nonetheless, on December 15, 2000, the hearing panel issued a decision to the effect that the Company's Common Stock would be delisted. The Company believed--and believes--that the hearing panel did not fully understand some of the relevant issues and, without any supporting evidence, reached conclusions that are erroneous and are contrary to fact. (These are also discussed below.)

The Company sought, and received, a review by Nasdaq of the decision of the hearing panel, and that review is pending.

The essential elements of the DataBank transaction and the related investigation that, in part, gave rise to these issues are discussed below. On March 2, 1999, the Company entered into a Letter of Intent with DataBank, a St. Christopher and Nevis company engaged in credit card processing activities (a field in which the Company was then becoming active), and DataBank's principal stockholders outlining the terms of an acquisition of Databank by the Company. On August 13, 1999, the companies entered into a definitive agreement whereby the Company agreed to acquire DataBank in exchange for a total of 29,666,000 shares (including performance-based incentive shares). On October 5, 1999, the shareholders of the Company approved the transaction (pursuant to a proxy statement filed with the U.S. Securities and Exchange Commission (the "SEC")) and the acquisition (the "DataBank Acquisition") was closed. The total number of shares ultimately issued in the DataBank Acquisition was 28,027,500 shares of the Company's common stock.

In mid- to late-2000, the Company learned that certain of the Company's insiders and related parties may have held undisclosed interests in Databank prior to the DataBank Acquisition, and that such insiders and related parties may have purchased their interests in DataBank at a significantly lower price than was subsequently paid by the Company. A special committee (the "Special Committee") of the Company's Board of Directors was promptly formed to look into the matter, and the Special Committee engaged Munger, Tolles & Olson, LLP, of Los Angeles, and Simon M. Lorne, a partner in that firm and a former General Counsel of the SEC, as independent legal counsel to assist the Company and the Special Committee in this matter. Based on the preliminary information the Special Committee gathered, and in view of potential conflicts as well as other concerns, Mr. James Egide resigned as Chief Executive Officer of the Company on July 20, 2000, and ultimately resigned as a director and as Chairman of the Board.

On August 18, 2000, the Company filed a current report on Form 8-K with the Securities and Exchange Commission (the "Commission"), including disclosures that:


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


                  1. on August 15, 2000, the Company accepted the resignation of Mr. Egide as Chairman of the Board and Director;
                  2. the Company had recently discovered the apparent existence of undisclosed interests held by certain of the Company's insiders and related parties in DataBank, and that the undisclosed interests had apparently been acquired less than one year prior to the acquisition at price lower than that subsequently paid by the Company; and
                  3. the Company had appointed a special committee of disinterested directors to review the situation and retained Munger, Tolles & Olson LLP to assist in the subsequent investigation.

While the Special Committee's internal investigation was ongoing, the Company was simultaneously preparing for - and undergoing - its annual audit, conducted by Andersen.

I understand that you have been asked to provide copies of all correspondence between Nasdaq and the Company regarding the delisting of the Company's securities. Unfortunately, this correspondence is treated as confidential by both Nasdaq and by the Company, but we assume that Nasdaq would make their files available to the NASD. We would also be receptive to a request from the NASD to provide such information directly to them under a confidentiality agreement.

         2.       The current status of any and all inquiries and investigations
                  --------------------------------------------------------------
                  being conducted by the SEC.
                  ---------------------------

The Company has been notified that the SEC has opened an informal inquiry into the Company and the DataBank Acquisition, and the Company voluntarily agreed to cooperate with that inquiry. The Company received a request for documents and other information from the Denver Regional Office of the SEC, and has provided, and is continuing to provide, documents and information that are responsive to the SEC's request. It is substantially the same material as was reviewed by the Special Committee and its counsel in the course of their investigation into the same questions. The Company has not received any further information regarding the SEC's inquiry, and cannot determine whether it is proceeding or what issues are being reviewed.

         3.       An   explanation   of  the  10-Q   statement   regarding   the
                  --------------------------------------------------------------
                  inconclusive nature of the internal investigation.
                  --------------------------------------------------

In the course of the internal investigation by the Special Committee (the "Internal Investigation"), the Special Committee was unable to come to any firm conclusions as to whether any Company insiders did have undisclosed interests in DataBank prior to the DataBank Acquisition.

The Special Committee was unable to find conclusive evidence that Mr. Egide acquired any interest in DataBank prior to the DataBank Acquisition, for a number of reasons. First, the shares in question were held by four offshore companies and trusts located in St. Kitts and Nevis. The representatives of such


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


companies and trusts who negotiated the acquisition with the Company were not affiliated with the Company in any way, and they denied that Mr. Egide had any participation, as did Mr. Egide himself. In the course of the Internal
Investigation, the Special Committee was unable to identify the ultimate interest holders in such companies and trusts because that information is protected by the laws of the jurisdictions in which they are organized (and because the representatives of the offshore companies and trusts were not willing to provide the Special Committee with such information).

Second, Mr. Egide and Arthur Sharpe, the person who brokered the transaction, deny that Mr. Egide, or others acting on his behalf, acquired any interest in DataBank. Rather, they asserted that all of the shares of DataBank acquired by the various offshore entities prior to the Company's acquisition of Databank (which shares might appear to have been purchased by or for Mr. Egide) were in fact held by Arthur Sharpe, not Mr. Egide, and the Special Committee was unable to locate any physical evidence that would disprove this version.

The investigation did determine that Mr. Egide's family members and acquaintances had acquired minority interests in DataBank shortly before the Company acquired DataBank, and the Company's Board of Directors had been aware of such acquisitions. To determine that there had been wrongdoing depended on determining that Mr. Egide himself--not his friends and family members--profited on the transaction. Hard, probative evidence going to that question was not found. As a result, the investigation was inconclusive in that the Special Committee could not come to a conclusion, with any degree of confidence, as to whether Mr. Egide did or did not violate legally enforceable obligations to the Company. The ambiguities went to both the facts (what really did occur?) and the law (what are the precise, legally enforceable obligations of a director under these circumstances?).

Also, when we speak of "subtle differences of interpretation" in the 10-Q, we are referring to issues such as the difficulty of resolving Mr. Egide's claim that he did in fact offer the DataBank acquisition to the Company. Certainly, he made the Company aware of it. But he did so in a way that tended to indicate the transaction would not be available to the Company, because it was available (at the time) only as a substantially all cash transaction, and the Company did not have available cash. The legal questions that arise are: (1) was the transaction properly offered to the Company? (2) Is the legal doctrine of corporate opportunity applicable if Mr. Egide's family and friends participated, or only if he personally participated? and (3) Assuming that the transaction was available only as a cash transaction, did Mr. Egide have some legal obligation to try to raise cash for the Company, or was he then free to expropriate the opportunity? For the most part, these are questions that have not been answered by the courts in the cases decided to date. The Company (through its Special Committee), after obtaining the advice of counsel, determined that the most prudent course was to effect a settlement with the offshore companies and trusts that returned approximately 8 million shares to the Company. In reaching this conclusion, the Company weighed the probability of any recovery in a legal action (given the significant legal uncertainties and factual difficulties of this matter) against the costs (both in dollar terms and in terms of the drain on company resources) of pursuing litigation.

                                      * * *


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


I hope that this information is fully responsive to your question. Please feel free to contact me if you need additional information. Best regards.

                                      Sincerely,
                                      /s/ Bobbie Downey
                                      -----------------
                                      Bobbie Downey
                                      Vice President and General Counsel